Exhibit 10.18

November 30, 2018

Mr. David F. Conte
c/o Splunk Inc.
270 Brannan Street
San Francisco, CA 94107

Dear Dave:
Thank you for your extraordinary leadership over the last seven years. During your tenure at Splunk you have been instrumental in helping us grow and in building our high growth culture. We look forward to your continued service as described below. This letter explains your rights and obligations and those of the Company during your employment and upon retirement from Splunk Inc. This letter agreement (the “Agreement”) is entered into between Splunk Inc. (“Company,” “Splunk” or “we”) and David F. Conte (“Employee” or “you”).

1.	Transition
We appreciate your willingness to support the Company in a smooth transition to a new Chief Financial Officer (“CFO”). The Company intends to begin a public search for a new CFO. You have agreed to remain in your current role until your successor has been appointed by the Board as the new CFO (the date of such appointment, the “First Transition Date”). You’ve also agreed that beginning on the First Transition Date, you will cease to be the Company’s CFO and, unless otherwise requested by the Company, will terminate from all other officer and director positions of the Company and any of its subsidiaries and affiliates effective as of the First Transition Date. From the First Transition Date through the 30th calendar day thereafter (or an earlier date designated by the Company on or prior to which the transition to the new CFO has been successfully completed, such date the “Second Transition Date”) you will remain employed with the Company as Senior Vice President, Finance reporting to the Company’s Chief Executive Officer, and serve as a senior adviser to the new CFO assisting with the transition. From the Second Transition Date through March 11, 2020 (or other date of your termination of employment determined in accordance with this Agreement, such date the “Retirement Date”), you will remain employed with the Company as Senior Vice President, Finance, reporting to the Company’s Chief Executive Officer, and provide such project-based services as reasonably requested by the Company’s Chief Executive Officer. If your employment with the Company terminates on March 11, 2020, at such point in time, you shall only be entitled to the payments and benefits set forth in this Section 1 of the Agreement, and shall not be entitled to the benefits in Sections 2(a) or 2(b) of this Agreement.
(a)From the date of this letter through the Retirement Date, your current annual base salary of $445,000 and annual cash bonus target of 80% of your annual base salary will remain the same and you will remain eligible to participate in the Company’s Executive Bonus Plan, in accordance with the terms of that Plan. Notwithstanding anything herein to the contrary, if your employment with the Company terminates on or after January 31, 2020 and any portion of the actual bonus under the Company’s Executive Bonus Plan with respect to fiscal year 2020 performance has not yet been paid, you will remain eligible to receive such portion of the actual bonus (if any) for fiscal year 2020 under that Plan at the same times as the other participants in that Plan, subject to any delay as set forth under Section 3.
(b)Until the Retirement Date, you will continue to participate in Splunk’s employee benefit plans, and the equity awards you previously received (the “Equity Awards”) will continue to vest in accordance with the terms of the applicable equity plan and agreements. You will not be eligible to receive any new Splunk equity awards following the date hereof.
(c)If the First Transition Date does not occur by September 11, 2019 and you have remained continuously employed with the Company as its CFO through such time, then you will receive a lump sum cash payment equal to $500,000, less applicable withholding. This lump sum payment will be paid on the first Company payroll date following September 11, 2019.
(d)If the First Transition Date does not occur by December 11, 2019 and you have remained continuously employed with the Company as its CFO through such time, then you will receive a lump sum cash payment equal to $500,000, less applicable withholding, payable on the first Company payroll date following December 11, 2019.
(e)If the First Transition Date does not occur by March 11, 2020, and you have remained continuously employed with the Company as its CFO through such time, and your employment with the Company terminates on that date, then you will receive a lump sum cash payment equal to $500,000, less applicable withholding. This lump sum payment is contingent upon you delivering to the Company a signed release of claims in favor of the Company in substantially the form attached hereto (“Release”), and satisfying all conditions to make the Release effective within sixty (60) days following March 11, 2020 and will be paid on the first Company payroll date following the effectiveness of the Release, subject to any delay as set forth under Section 3.
(f)If the First Transition Date occurs and you remain continuously employed with the Company through, and the transition to the new CFO has been successfully completed by, the Second Transition Date, then you shall be entitled to a one-time cash bonus of $1,000,000. For purposes of this Section 1(f), a successful transition shall mean that (1) the Company shall have timely filed all annual and quarterly reports and timely furnished all current reports under Item 2.02 of Form 8-K, in each case as required from the date hereof under the Securities Exchange Act of 1934, (2) you shall have maintained the operations of the finance function of the Company in a manner reasonably consistent with the professional standards and competency displayed by you during your tenure as the Company’s CFO, including without limitation, all management, budgeting, planning, investor relations, treasury, accounting, internal controls and audit obligations, and (3) the new CFO shall have been provided with all information and assistance reasonably necessary to enable the new CFO to operate the finance function independently of your assistance and continue the operation of the Company’s finance function consistent with past practice. This amount will be paid, less applicable withholding, within sixty (60) days of the Second Transition Date, provided that you deliver to the Company a signed Release, and satisfy all conditions to make the Release effective within sixty (60) days following the Second Transition Date.
(g)If the First Transition Date does not occur by September 11, 2019, and you remain continuously employed with the Company through March 11, 2020, and your employment with the Company terminates on that date, you shall be entitled to receive, subject to Section 3 below, (i) acceleration of vesting as to the number of RSUs that would have vested had you remained employed through June 11, 2020 (or (A) September 11, 2020 if the First Transition Date occurs after December 11, 2019, but before March 11, 2020 or (B) December 11, 2020 if the First Transition Date does not occur by March 11, 2020), and (ii) acceleration of vesting as to the number of PSUs that have been earned in accordance with the applicable PSU agreements and that would have vested had you remained employed through June 11, 2020 (or (A) September 11, 2020 if the First Transition Date occurs after December 11, 2019, but before March 11, 2020 or (B) December 11, 2020 if the First Transition Date does not occur by March 11, 2020), provided that you deliver to the Company a signed Release, and satisfy all conditions to make the Release effective within sixty (60) days following March 11, 2020, subject to any delay as set forth under Section 3.
(h)You acknowledge that the amounts stated above and in Section 2 below comprise all salary, bonus, compensation and benefits that will be payable or provided to you as a result of your continued employment with Splunk and the termination of your employment from Splunk, and you are not eligible to receive any compensation or benefits under any other Company plan or program other than such employee plans as may be maintained by the Company or its affiliates for the benefit of the Company’s employees generally, to the extent that such plans provide for benefits other than severance benefits. Nothing in this agreement will serve to limit any rights you may have to continued coverage under a D&O insurance policy or for indemnification for any acts or omissions during your tenure as an officer of the Company. All amounts will be paid in accordance with Splunk’s standard practices, and less deductions and withholdings.
(i)You acknowledge that prior to March 11, 2020, the Company may only terminate your employment for Cause or in the limited circumstances set forth in Section 2(a).
(j)You must continue to comply with all applicable Splunk policies and practices (including, but not limited to, the Code of Business Conduct and Ethics and Insider Trading Policy).
(k)You agree that, notwithstanding anything in this Agreement to the contrary, any performance-based cash incentive compensation and/or performance-based equity awards paid or provided to you shall remain subject to any rights the Company may have under the Splunk Inc. Clawback Policy with respect thereto.
(l)Both prior to and after the Retirement Date, you agree that at the Company’s request, you will provide reasonable assistance to the Company or any associated company in any threatened or actual litigation, arbitration, investigation or regulatory proceeding concerning it or them where you have knowledge of any facts or other matters which the Company or any associated company reasonably considers is relevant to such legal proceedings (including but not limited to giving statements, affidavits, testimony, meeting with legal and other professional advisers, attending interviews, hearings and giving evidence). The Company will, to the extent permitted by law and applicable court rules, reimburse you for reasonable out-of-pocket expenses you incur in extending such cooperation, in accordance with the Company’s Travel and Expense Policy.

2.	Severance Matters
(a)Retirement in Event of Termination In Connection With a Change in Control. In the event of your involuntary retirement from employment with the Company by the Company without Cause or by you for Good Reason (defined below), in each case within the period that begins after the signing of a definitive agreement that ultimately results in a Change in Control within three (3) months of its signing, or within twelve (12) months following a Change in Control (taken together, a “Change in Control Period”), then, in addition to any accrued compensation, and provided that you deliver to the Company a Release, and satisfy all conditions to make the Release effective within sixty (60) days following your retirement from service, you shall be entitled to the benefits as set forth below, subject to any delay as set forth under Section 3:
(i)Lump sum payment equal to twelve (12) months of your then‑current base salary, plus a pro-rated portion of your annual target bonus for the time you are actively employed in the fiscal year of termination;
(ii)Provided you timely elect to continue health coverage under COBRA, reimbursement for any monthly COBRA premium payments made by you in the twelve (12) months following your retirement from service. If at the time you separate from service, it would result in a Company excise tax to reimburse you for COBRA premiums, then no such premiums will be reimbursed and if doing so would not cause imposition of an excise tax, you will be paid a single lump sum of $24,000; and
(iii)Acceleration of vesting as to all then‑unvested shares or rights subject to the Equity Awards.
(b)Retirement Outside the Change in Control Period and Between the Second Transition Date and March 11, 2020. Unless the Company terminates you for Cause, as permitted by Section 1(i), in the event you terminate your employment (x) during the period beginning after the Second Transition Date and ending before March 11, 2020 and (y) not during the Change in Control Period, then, in addition to any accrued compensation, and provided that you deliver to the Company a signed Release and satisfy all conditions to make the Release effective within sixty (60) days following your retirement from service, you shall be entitled to the benefits as set forth below, subject to any delay as set forth under Section 3:
(i)Lump sum payment equal to the base salary amount that you would have been paid if you remained employed with the Company through March 11, 2020;
(ii)Lump sum payment equal to: (i) if your termination occurs on or after February 1, 2019 and on or before January 31, 2020, your fiscal year 2020 annual target bonus reduced by the amount of any fiscal year 2020 bonus previously paid to you or (ii) on or after February 1, 2020 and on or before March 11, 2020, any portion of the actual fiscal year 2020 bonus that has not yet been paid to you and a pro rated portion of your target fiscal year 2021 bonus for the period from February 1, 2020 to March 11, 2020;
(iii)Provided you timely elect to continue health coverage under COBRA, reimbursement for any monthly COBRA premium payments made by you for the number of months that you would have been covered under the Company’s health plans if you remained employed with the Company through March 11, 2020. If at the time you separate from service, it would result in a Company excise tax to reimburse you for COBRA premiums, then no such premiums will be reimbursed and if doing so would not cause imposition of an excise tax, you will be paid a single lump sum equal to (A) the COBRA monthly premium amount in effect on your termination date multiplied by (B) the number of months that you would have been covered under the Company’s health plans if you remained employed with the Company through March 11, 2020; and
(iv)Acceleration of vesting as to the number of RSUs that would have vested had you remained employed through March 11, 2020 (or (A) through June 11, 2020 in the event the First Transition Date occurs after September 11, 2019 but before December 11, 2019, or (B) through September 11, 2020 in the event the First Transition Date occurs after December 11, 2019, but before March 11, 2020 or (C) through December 11, 2020 in the event the First Transition Date does not occur by March 11, 2020), and acceleration of vesting as to the number of PSUs that have been earned in accordance with the applicable PSU agreements and that would have vested had you remained employed through March 11, 2020 (or (A) through June 11, 2020 in the event the First Transition Date occurs after September 11, 2019 but before December 11, 2019, or (B) through September 11, 2020 in the event the First Transition Date occurs after December 11, 2019, but before March 11, 2020, or (C) through December 11, 2020 in the event the First Transition Date does not occur by March 11, 2020).
(c)    In the event that the Company terminates your employment hereunder without Cause despite the prohibition in Section 1(i) above (x) during the period beginning after the date hereof and ending on the day before March 11, 2020 and (y) not during the Change in Control Period, then the payments and vesting described in Section 2(b) above shall serve to determine the Company’s obligations to you hereunder; provided, that if a Change in Control Period begins after your Retirement Date resulting from the Company terminating your employment hereunder without Cause and on or before March 11, 2020, then the Company’s obligations to you shall be supplemented by benefits under Section 2(a) above, as to each type of such benefit but only to the extent that the value or amount of such benefit under Section 2(a) exceeds the amount of the corresponding benefit offered under Section 2(b) (each such supplemental benefit, a “Supplemental Benefit”). Each Supplemental Benefit shall be calculated by offsetting the amount of the benefit offered under Section 2(a) above by the amount of the corresponding benefit offered under Section 2(b). For purposes of the two preceding sentences, the amount of the equity award vesting acceleration benefit shall mean the number of shares subject to each outstanding equity award that are eligible to vest. Each Supplemental Benefit will be paid to you on or within thirty (30) days of the consummation of Change in Control provided that you deliver to the Company a signed Release and satisfy all conditions to make the Release effective by the Change in Control, subject to any delay as set forth under Section 3. For avoidance of doubt, in the event that this Section 2(c) applies, the obligations of the Company set forth in this Section 2(c) shall be the Company’s sole obligations to you hereunder.

3.	Section 409A Matters
(m)For purposes of this Agreement, no payment will be made to you upon termination of your employment unless such termination constitutes a “separation from service” within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and Section 1.409A-1(h) of the regulations promulgated thereunder.
(n)To the extent any payments to which you become entitled under this Agreement, or any agreement or plan referenced herein, in connection with your separation from service from the Company constitute deferred compensation subject to Section 409A of the Code (the “Deferred Payments”), such payments will be paid on, or in the case of installments, will not commence, until the sixtieth (60th) day following your separation from service, or if later, such time as required by Section 3(c). Except as required by Section 3(c), any installment payments that would have been made to you during the sixty (60) day period immediately following your separation from service but for the preceding sentence will be paid to you on or around the sixtieth (60th) day following your separation from service and the remaining payments will be made as provided herein.
(o)If you are deemed at the time of such separation from service to be a “specified employee” under Section 409A of the Code, then any Deferred Payment(s) shall not be made or commence until the earliest of (i) the expiration of the six (6)‑month period measured from the date of your “separation from service” (as such term is at the time defined in Treasury Regulations under Section 409A of the Code) with the Company or (ii) the date of your death following such separation from service; provided, however, that such deferral shall only be effected to the extent required to avoid adverse tax treatment to you, including (without limitation) the additional twenty percent (20%) tax for which you would otherwise be liable under Section 409A(a)(1)(B) of the Code in the absence of such deferral. Upon the expiration of the applicable deferral period, any payments which would have otherwise been made during that period (whether in a single sum or in installments) in the absence of this paragraph shall be paid to you or your beneficiary in one lump sum.
(p)To the extent any payments to which you become entitled under this Agreement, or any agreement or plan referenced herein, in connection with your separation from service from the Company constitute deferred compensation subject to Section 409A of the Code, you and the Company may make changes to this Agreement to avoid adverse tax consequences under Section 409A. Each payment and benefit payable hereunder is intended to constitute a separate payment for purposes of Section 1.409A-2(b)(2) of the Treasury Regulations.

4.	Definitions.
(a)Cause. For purposes of this Agreement, “Cause” means (i) your conviction of or plea of nolo contendere to a felony or a crime involving moral turpitude which the Company’s board of directors believes has had or will have a detrimental effect on the Company’s reputation or business, (ii) your engaging in an act of gross negligence or willful misconduct in the performance of your employment obligations and duties, (iii) your committing an act of fraud against, material misconduct or willful misappropriation of property belonging to the Company; (iv) your engaging in any other misconduct that has had or will have an adverse effect on the Company’s reputation or business; or (v) your breach of the Employee Invention Assignment and Confidentiality Agreement or other unauthorized misuse of the Company’s or a third party’s trade secrets or proprietary information.
(b)Change in Control. For purposes of this Agreement “Change in Control” means (i) a sale, conveyance, exchange or transfer (excluding any venture-backed or similar investments in the Company) in which any person or entity, other than persons or entities who as of immediately prior to such sale, conveyance, exchange or transfer own securities in the Company, either directly or indirectly, becomes the beneficial owner, directly or indirectly, of securities of the Company representing fifty (50%) percent of the total voting power of all its then‑outstanding voting securities; (ii) a merger or consolidation of the Company in which its voting securities immediately prior to the merger or consolidation do not represent, or are not converted into securities that represent, a majority of the voting power of all voting securities of the surviving entity immediately after the merger or consolidation; or (iii) a sale of substantially all of the assets of the Company or a liquidation or dissolution of the Company.

(c)Good Reason. For purposes of this Agreement “Good Reason” means any of the following taken without your written consent and provided (a) the Company receives, within thirty (30) days following the occurrence of any of the events set forth in clauses (i) through (iv) below, written notice from you specifying the specific basis for your belief that you are entitled to terminate employment for Good Reason, (b) the Company fails to cure the event constituting Good Reason within thirty (30) days after receipt of such written notice thereof, and (c) you terminate your employment within thirty (30) days following expiration of such cure period: (i) a material change, adverse to you, in your position, title(s), office(s) or duties; (ii) an assignment of any significant duties to you that are inconsistent with your positions or offices held under this Agreement; (iii) a decrease in your then-current annual base salary by more than 10% (other than in connection with a general decrease in the salary of all executives); or (iv) your relocation to a facility or a location more than thirty (30) miles from your residence, in all cases of (i) through (iv) other than as contemplated by the Agreement.

5.	Arbitration.
(a)Informal Resolution/Mediation. In the event of any dispute or claim in any way relating to or arising out of your recruitment by the Company, your employment with the Company, or your retirement from the Company, you and Splunk agree to initially attempt to resolve the issue informally or with the assistance of a neutral, outside mediator. If any dispute or claim cannot be resolved by these means, and except as specifically listed below, the sole and exclusive means for final dispute or claim resolution is through final and binding arbitration, as more fully described in the Arbitration provision. You may choose to opt out of arbitration; please see the last paragraph below in this Arbitration provision, to understand what you need to do to opt out.
(b)Arbitration. In consideration of your employment with the Company, its promise to arbitrate all employment-related disputes, and your receipt of the compensation, pay raises, and other benefits paid to you by the Company, at present and in the future, you agree that any and all controversies, claims, or disputes with anyone (including the Company and any employee, officer, director, shareholder, or benefit plan of the Company, in their capacity as such or otherwise), arising out of, relating to, or resulting from your recruitment by the Company, employment with the Company or your retirement from service with the Company, including any breach of this Agreement, shall be subject to binding arbitration under the arbitration provisions set forth in California Code of Civil Procedure sections 1280 through 1294.2, including section 1281.8 (the “Act”), and pursuant to California law. The Federal Arbitration Act shall continue to apply with full force and effect notwithstanding the application of procedural rules set forth in the Act. Disputes that you agree to arbitrate, and thereby agree to waive any right to a trial by jury, include any statutory claims under local, state, or federal law, including, but not limited to, claims under Title VII of the Civil Rights Act of 1964, the Americans with Disabilities Act of 1990, the Age Discrimination in Employment Act of 1967, the Older Workers Benefit Protection Act, the Sarbanes-Oxley Act, the Worker Adjustment and Retraining Notification Act, the California Fair Employment and Housing Act, the Family and Medical Leave Act, the California Family Rights Act, the California Labor Code, claims of harassment, discrimination, wrongful termination, retaliation, unpaid wages, incentive compensation, breach of contract, torts and any statutory or common law claims. Notwithstanding the foregoing, you understand that nothing in this Agreement constitutes a waiver of your rights under section 7 of the National Labor Relations Act. You further understand that this Agreement to arbitrate also applies to any disputes that the Company may have with you. You and the Company each retain their right to, and shall not be prohibited or limited from seeking or obtaining equitable relief from a court having jurisdiction over the parties.
To the extent permitted by law, all claims covered under this arbitration provision must be brought in your individual capacity, and not as a plaintiff or class member in any purported class or collective proceeding. No claim may be brought or maintained on a class or collective basis either in court or in arbitration. All such claims will be decided on an individual basis in arbitration pursuant to the parties’ agreement to arbitrate. The parties expressly waive any right with respect to any covered claims to submit, initiate, or participate as a plaintiff, claimant or member in a class or collective action, regardless of whether the action is filed in arbitration or in court. Claims may not be joined or consolidated in arbitration with disputes brought by other individuals, unless agreed to in writing by all parties.
Any issue concerning the validity of this class action or collective action waiver must be decided by a Court and an arbitrator shall not have authority to consider the issue of the validity of this waiver. If for any reason this class or collective action waiver is found to be unenforceable, the class action or collective action claim may only be heard in court and may not be arbitrated. The arbitrator shall not have authority to hear or decide class or collective actions. The arbitrator’s authority to resolve disputes and make awards under this Agreement is limited to disputes between: (i) you and the Company; and (ii) you and any current or former officers directors, employees or agents of the Company, if such individual is sued for conduct arising out of his or her employment. No arbitration award or decision will have any preclusive effect as to issues or claims in any dispute with anyone who is not a named party to the arbitration. This agreement to arbitrate supersedes all arbitration agreements that previously existed between the employee and the Company.
(c)Procedure. You agree that any arbitration will be administered by Judicial Arbitration & Mediation Services, Inc. (“JAMS”), pursuant to its employment arbitration rules & procedures (the “JAMS rules”), which are available at http://

www.jamsadr.com/rules-employment-arbitration/ and from Human Resources. You agree that the arbitrator shall issue a written decision on the merits. You also agree that the arbitrator shall have the power to award any remedies available under applicable law. You agree that the decree or award rendered by the arbitrator may be entered as a final and binding judgment in any court having jurisdiction thereof. You understand that the Company will pay for any administrative or hearing fees charged by the arbitrator or JAMS except that you shall pay any filing fees associated with any arbitration that you initiate, but only so much of the filing fees as you would have instead paid had you filed a complaint in a court of law. You agree that the arbitrator shall administer and conduct any arbitration in accordance with California law, including the California Code of Civil Procedure and the California Evidence Code, and that the arbitrator shall apply substantive and procedural California law to any dispute or claim, without reference to rules of conflict of law. To the extent that the JAMS rules conflict with California law, California law shall take precedence. You agree that any arbitration hearing under this Agreement shall be conducted in San Francisco County, California.
(d)Remedy. Except as provided by the Act and this Agreement, arbitration shall be the sole, exclusive, and final remedy for any dispute between you and the Company. Accordingly, except as provided for by the Act and this Agreement, neither you nor the Company will be permitted to pursue court action regarding claims that are subject to arbitration.
(e)Administrative relief. This Agreement does not prohibit you from pursuing an administrative claim with a local, state, or federal administrative body or government agency that is authorized to enforce or administer laws related to employment, including, but not limited to, the Department of Fair Employment and Housing, the Equal Employment Opportunity Commission and the National Labor Relations Board. This also includes claims for workers’ compensation benefits, unemployment insurance, or state or federal disability insurance. Moreover, this Agreement does not apply to any other dispute or claim that has been expressly excluded from arbitration by statute. Nothing in this Agreement prohibits or restricts you from initiating communications directly with, responding to any inquiry from, or providing information or testimony to or before, the Securities and Exchange Commission (“SEC”), Department of Justice (“DOJ”), or any other governmental agency or department or self-regulatory organization, about actual or potential violations of laws or regulations (including lawfully reporting fraud, waste or abuse). You are not required to obtain Splunk’s prior authorization before engaging in such communications, nor are you required to inform Splunk about such communications. This Agreement does, however, preclude you from pursuing court action regarding any such claim, except as permitted by law.
(f)Voluntary Nature of Agreement. You acknowledge and agree that you are executing this Agreement voluntarily and without any duress or undue influence by the Company or anyone else. You further acknowledge and agree that you have carefully read this Agreement and that you have asked any questions needed for you to understand the terms, consequences, and binding effect of this Agreement and fully understand it, including that you are waiving your right to a jury trial. You agree that you have been provided an opportunity to seek the advice of an attorney of your choice before signing this Agreement.
You may choose to opt out of arbitration. To do so, you must send an email to Human Resources at the following email address: optout@splunk.com and your email must state, “I am opting out of arbitration.” Your email must be received by Human Resources no later than twenty (20) days after your acceptance of this Agreement.
6.Survival and Severability. Upon termination of your employment for any reason, the obligations in sections 3 (Section 409A Matters); 4 (Definitions); 5 (Arbitration); 6 (Survival and Severability); 7 (Complete Agreement); and 8 (Acceptance) shall survive and remain in full force and effect. If any provision of this Agreement is held to be invalid or unenforceable, such term shall be excluded to the extent of such invalidity or unenforceability; all other terms shall remain in full force and effect and the invalid or unenforceable term shall be deemed replaced by a valid and enforceable term that comes closest to expressing the intention of such invalid or unenforceable term.
7.Complete Agreement. You understand and agree that this Agreement (including all documents referenced herein) forms the complete and exclusive statement of your employment with the Company and supersedes any prior offer letter, employment agreement and/or addenda existing between the parties, whether written or verbal. In addition to the provisions of Section 1(k) of this Agreement, the Splunk Inc. Clawback Policy will continue to apply pursuant to its terms. This Agreement can only be modified by a written agreement signed by you and the Chief Executive Officer or Chief Human Resources Officer of the Company.
8.Acceptance. To accept this Agreement, please sign in the space indicated and return to me. Your signature will acknowledge that you have read, understand and agree to the terms and conditions of this Agreement.

Best,

/s/ Doug Merritt

Doug Merritt
President and Chief Executive Officer
Splunk Inc.

Acceptance and Agreement

I have read, understand, and agree to each of the terms and conditions set forth above.

I further acknowledge that no promises or commitments have been made to me except as specifically set forth herein.

/s/ David F. Conte	November 30, 2018
David F. Conte	Date

RELEASE AGREEMENT
I, David F. Conte give this general release in consideration of the agreements by Splunk Inc. (“Splunk”) set forth in the letter dated November [ ], 2018 (attached hereto as Attachment 1) (the “Transition Letter”), including without limitation, the provision of the severance benefit under Sections 1 and 2 of the Transition Letter.
RELEASE
(1)Release of All Claims. On behalf of my heirs, spouse and assigns, I hereby completely release and forever discharge Splunk, its past and present parent companies, subsidiaries, affiliates, related entities, and each of their past and present agents, officers, directors, shareholders, employees, attorneys, insurers, successors and assigns (collectively referred to as the “Company”) from any and all claims, of any and every kind, nature and character, known or unknown, foreseen or unforeseen, based on any act or omission occurring prior to the date of this Release Agreement, to the fullest extent allowed by law, including but not limited to any claims arising out of my offer of employment, my employment, my compensation, or termination of my employment with Splunk. The matters released include, but are not limited to, any claims under federal, state or local laws, including claims arising under the Age Discrimination in Employment Act of 1967 (“ADEA”) as amended by the Older Workers’ Benefit Protection Act (“OWBPA”), and any common law tort, contract or statutory claims, and any claims for attorneys’ fees and costs. This Release Agreement does not release claims that cannot be released as a matter of law, including, but not necessarily limited to, any Protected Activity (as defined below), nor any indemnification rights available under any indemnification agreement I signed with the Company that is in effect immediately prior to my Termination Date, Company Bylaws, or under applicable law (collectively, the “Indemnification Rights”). Nothing in this Release Agreement shall be construed to prohibit me from filing a charge with a federal, state or local agency or participating in any investigation or proceeding conducted by a government agency. Notwithstanding the foregoing, to the maximum extent permitted by law, I agree to waive my right to recover monetary damages from the Company in any charge, complaint, or lawsuit filed by me or by anyone else on my behalf for any released claims. Further, claims challenging the validity of this Release Agreement under the ADEA as amended by the OWBPA are not released.
(2)Waiver of Unknown Claims. I understand and agree that this Release Agreement extinguishes all claims, whether known or unknown, foreseen or unforeseen. I expressly waive any rights or benefits under Section 1542 of the California Civil Code, or any equivalent statute. California Civil Code Section 1542 provides as follows:
A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor.
I fully understand that, if any fact with respect to any matter covered by this Release Agreement is found hereafter to be other than or different from the facts now believed by me to be true, I expressly accept and assume that this Release Agreement shall be and remain effective, notwithstanding such difference in the facts.
(3)Enforcement of This Release Agreement. I also understand and agree that if any suit, affirmative defense, or counterclaim is brought to enforce the provisions of this Release Agreement, with the exception of a claim brought by me as to the validity of this Release Agreement under the ADEA as amended by the OWBPA, the prevailing party shall be entitled to its costs, expenses, and attorneys’ fees as well as any and all other remedies specifically authorized under the law.
(4)Representation Concerning Filing of Legal Actions; Covenant Not to Sue. I represent that, as of the date of this Release Agreement, I have not filed any lawsuits, charges, complaints, petitions, claims or other accusatory pleadings against the Company in any court or with any governmental agency. To the maximum extent permitted by applicable law, I agree not to pursue any action nor seek damages or any other remedies for any released claims. I agree to execute any and all documents necessary to request dismissal or withdrawal, or to opt-out of such claims, with prejudice.
(5)No Disparagement. Subject to Section 7 below, I agree not to make any voluntary statements, written or oral, or cause or encourage others to make any such statements that defame, disparage or criticize the personal and/or business reputations, practices or conduct of the Company or its employees. This Section 5 shall not apply to communications with government agencies.
(6)[Only applicable if signed in connection with a termination: Return of Splunk Property. By signing this Release Agreement, I represent and warrant that I have returned to Splunk on the Retirement Date, all Splunk materials, documents containing confidential, proprietary or trade secret information (regardless of the media or forum on which they are kept) including all copies and excerpts of the same, and property and equipment, including but not limited to laptop computers and other devices, corporate credit cards, building keys or access cards (with the exception of a copy of the Employee Handbook and personnel documents specifically relating to me). In addition, I represent and warrant that on the Retirement Date, I personally deleted,

1

erased and/or permanently removed any and all Splunk information from all personal computers, tablets, mobile phones and other electronic devices, physical and virtual databases, and all other locations, and permanently disable access to any Splunk repositories, databases or directories through my personal account or device.]
(7)Protected Activity Not Prohibited. I understand that nothing in this Agreement shall in any way limit or prohibit me from engaging in any Protected Activity. For purposes of this Agreement, “Protected Activity” shall mean filing a charge, complaint, or report with, or otherwise communicating, cooperating, or participating in any investigation or proceeding that may be conducted by, any federal, state or local government agency or commission, including the Securities and Exchange Commission, the Equal Employment Opportunity Commission, the Occupational Safety and Health Administration, and the National Labor Relations Board (“Government Agencies”). I understand that in connection with such Protected Activity, I am permitted to disclose documents or other information as permitted by law, and without giving notice to, or receiving authorization from, Splunk. Notwithstanding the foregoing, I agree to take all reasonable precautions to prevent any unauthorized use or disclosure of any information that may constitute Company confidential information under the Employee Invention Assignment and Confidentiality Agreement, attached hereto in Attachment 2, which remains in full force and effect, to any parties other than the Government Agencies. I further understand that “Protected Activity” does not include the disclosure of any Company attorney-client privileged communications. Any language in the Employee Invention Assignment and Confidentiality Agreement regarding my right to engage in Protected Activity that conflicts with, or is contrary to, this paragraph is superseded by this Agreement. In addition, pursuant to the Defend Trade Secrets Act of 2016, I am notified that an individual will not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that (i) is made in confidence to a federal, state, or local government official (directly or indirectly) or to an attorney solely for the purpose of reporting or investigating a suspected violation of law, or (ii) is made in a complaint or other document filed in a lawsuit or other proceeding, if (and only if) such filing is made under seal. In addition, an individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the individual’s attorney and use the trade secret information in the court proceeding, if the individual files any document containing the trade secret under seal and does not disclose the trade secret, except pursuant to court order.
(8)Miscellaneous. I acknowledge that during my employment I obtained confidential, proprietary and trade secret information, including information relating to Splunk’s products, plans, designs, employees, agents, consultants and other valuable confidential information. I agree not to use or disclose any such confidential information unless required by subpoena or court order, and I will first give Splunk written notice of such subpoena or court order with reasonable advance notice to permit Splunk to oppose such subpoena or court order if it chooses to do so.
[Only applicable if signed in connection with a termination: I also agree that for a period of one (1) year after the termination of my employment with Splunk, I shall not solicit or attempt to solicit any employee, agent or consultant of Splunk to terminate his or her employment with or services to Splunk. Splunk and I agree that the provisions of this paragraph contain restrictions that are not greater than necessary to protect the interests of Splunk. In the event of the breach or threatened breach by me of this paragraph, Splunk, in addition to all other remedies available to it at law or in equity, will be entitled to seek injunctive relief and/or specific performance to enforce this paragraph.]
(9)Confidentiality. I agree that I will not disclose voluntarily or allow anyone else to disclose either the existence, reason for or contents of this Release Agreement without Splunk’s prior written consent, unless required to do so by law. Notwithstanding this provision, I am authorized to disclose this Release Agreement to my spouse, attorneys and tax advisors on a “need to know” basis, on the condition that they agree to hold the terms of the Release Agreement, including the settlement payments, in strictest confidence. I am further authorized to make appropriate disclosures as required by law, provided that I notify Splunk in writing of such legal obligations to disclose at least five (5) business days in advance of disclosure.
(10)Severability. In the event any provision of this Release Agreement shall be found unenforceable by an arbitrator or a court of competent jurisdiction, the provision shall be deemed modified to the extent necessary to allow enforceability of the provision as so limited, it being intended that Splunk shall receive the benefits contemplated herein to the fullest extent permitted by law. If a deemed modification is not satisfactory in the judgment of such arbitrator or court, the unenforceable provision shall be deemed deleted, and the validity and enforceability of the remaining provisions shall not be affected thereby.
(11)Entire Agreement. This Release Agreement constitutes the entire agreement between myself and Splunk with respect to any matters referred to in the Release Agreement. The Release Agreement supersedes any and all other agreements between myself and Splunk, except for the Transition Letter, the Employee Invention Assignment and Confidentiality Agreement, the agreements and plan governing the Equity Awards (as defined in the Transition Letter), the Splunk Inc. Clawback Policy, and the Indemnification Rights. No other consideration, agreements, representations, oral statements, understandings or course of conduct which are not expressly set forth in the Release Agreement shall be implied or are binding. The Release Agreement may only be modified in a writing signed by myself and an authorized representative of Splunk. I am not relying upon any other

2

agreement, representation, statement, omission, understanding, or course of conduct which is not expressly set forth in this Release Agreement. I understand and agree that neither this Release Agreement nor any part thereof shall be deemed or construed at any time or for any purpose as an admission of any liability or wrongdoing by either myself or Splunk. The terms and conditions of this Release Agreement will be interpreted and construed in accordance with the laws of California.
I have read this Release Agreement and understand all of its terms. Prior to signing this Release Agreement, I have apprised myself of sufficient relevant information in order that I might intelligently exercise my own judgment. Splunk has informed me in writing to consult an attorney before signing this Release Agreement, if I wish. Splunk and I agree that any later agreed-upon changes to this Release Agreement do not restart the running of the twenty-one (21) day period. Once this signed Release Agreement is returned to Splunk (Attention: Scott Morgan), I can revoke it by notifying Scott Morgan, in writing via hand delivery, email or fax no later than seven (7) days following my execution of this Release Agreement. Splunk must receive the revocation by 5:00 pm on the seventh day in order for the revocation to be effective. This Release Agreement shall not become effective or enforceable until such revocation period has expired. I acknowledge and agree that this Release Agreement is executed voluntarily and with full knowledge of its legal significance.
EMPLOYEE’S ACCEPTANCE OF RELEASE AGREEMENT
I HAVE CAREFULLY READ AND FULLY UNDERSTAND AND VOLUNTARILY AGREE TO ALL THE TERMS OF THE RELEASE AGREEMENT IN EXCHANGE FOR THE BENEFITS TO WHICH I WOULD OTHERWISE NOT BE ENTITLED.

Dated	David F. Conte
(Must be signed and returned on or before [ ], 20[])

3

ATTACHMENT 1
Dated November 30, 2018
[See Above.]

4

ATTACHMENT 2
EMPLOYEE INVENTION ASSIGNMENT AND CONFIDENTIALITY AGREEMENT

5